ADOPTED BY THE BOARD OF DIRECTORS/TRUSTEES

                          OF THE FIRST INVESTORS FUNDS

                       AT ITS MEETING ON NOVEMBER 18, 2004





                                   RESOLUTION



        RESOLVED, that the Board authorizes Larry R. Lavoie to sign the Registration Statements of the Funds as attorney-in-fact on behalf of the officers and directors of the Funds.